Exhibit 5.1

January 17, 2014

Ladies and Gentlemen:

I am Secretary of AMERCO, a Nevada corporation (the “Company”), and have served as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s aggregate principal amount of up to $12,852,900 of Fixed Rate Secured Notes Series UIC-08B, 09B, 10B and 11B; $1,433,900 of Fixed Rate Secured Notes Series UIC-01B and 02B; $3,238,700 of Fixed Rate Secured Notes Series 10C, 11C, 12C and 13C; and $11,070,500 of Fixed Rate Secured Notes Series 14C, 15C, 16C, 17C, 18C, 19C, 20C, 21C and 22C (collectively, the “Notes”).  As the Company’s counsel, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the States of Nevada and New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Base Indenture dated as of February 14, 2011 (as amended and supplemented, the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”) under which the Notes were issued have been duly authorized, executed and delivered by the Trustee thereunder.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission on January 17, 2014 (File No. 333-193427) (the “Registration Statement”), and to all references to me, if any, included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jennifer M. Settles

Jennifer M. Settles, Secretary